Exhibit 99.1

For additional information contact:

Richard S. DeRose (703) 293-7901

For release: November 14, 2008

Information Analysis Inc. Reports Third Quarter Results

FAIRFAX, VIRGINIA - Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2008. Revenues were $1,596,000, compared to $2,635,000 reported in the third quarter 2007. The information technology services company reported a net loss of $71,000, or $(0.01) per share basic and diluted, compared to net income of $95,000 or $0.01 per share basic and diluted, in the third quarter 2007.

For the nine months ended September 30, 2008, IAI's revenues were $5,042,000, compared to revenues of $7,797,000 for the same period in 2007. The Company reported a net loss of $269,000, or ($0.02) per share basic and diluted, compared to net income of $207,000, or $0.02 per share basic and diluted, reported for the comparable 2007 period.

"In spite of this year's downturn, we believe the company is financially healthy and can recover in this difficult national economic environment. Our investment in sales and marketing continues in order to improve our rate of growth and profitability," said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. "There are still a number of bid opportunities outstanding for new business and we have been adding strategic partners to improve our bid pipeline."

"We continue to pursue merger and acquisition opportunities."

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-KSB for the fiscal year ended December 31, 2007and in other filings with the Securities and Exchange Commission.

Information Analysis Incorporated
Statements of Operations
	Three months ended September 30,
(in thousands, except per share data; unaudited)	2008	2007
Revenue:
Professional fees	$1,261	$1,688
Software sales	335	947
Total revenue	1,596	2,635
Cost of goods sold and services provided:
Cost of professional fees	870	1,272
Cost of software sales	235	749
Total cost of sales	1,105	2,021
Gross margin	491	614
Selling general & administrative expense	568	527
(Loss) income from operations	(77)	87
Other income, net	6	8
(Loss) income before income taxes	(71)	95
Provision for income taxes	--	--
Net (loss) income	$(71)	$95

Earnings (loss) per common share:
Basic	$(0.01)	$0.01
Diluted	$(0.01)	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,196,760	11,414,922

Information Analysis Incorporated
Statements of Operations
	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2008	2007
Revenue:
Professional fees	$4,093	$5,365
Software sales	949	2,432
Total revenue	5,042	7,797
Cost of goods sold and services provided:
Cost of professional fees	3,027	4,093
Cost of software sales	681	1,931
Total cost of sales	3,708	6,024
Gross margin	1,334	1,773
Selling general & administrative expense	1,618	1,586
(Loss) income from operations	(284)	187
Other income, net	15	20
(Loss) income before income taxes	(269)	207
Provision for income taxes	--	--
Net (loss) income	$(269)	$207

Earnings (loss) income per common share:
Basic	$(0.02)	$0.02
Diluted	$(0.02)	$0.02

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,196,760	11,408,401

Information Analysis Incorporated
Balance Sheets
	As of	As of
(in thousands; unaudited)	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,101	$1,223
Accounts receivable, net	1,154	1,560
Prepaid expenses	520	463
Other assets	4	4
Other receivables	1	3
Total current assets	2,780	3,253

Fixed assets, net	63	79
Other assets	9	9
Total assets	$2,852	$3,341

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$519	$721
Deferred revenues	438	394
Accrued payroll and related liabilities	213	258
Other accrued liabilities	25	46
Income taxes payable	3	3
Total liabilities	1,198	1,422

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,549	14,546
Accumulated deficit	(12,093)	(11,825)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,654	1,919
Total liabilities and stockholders' equity	$2,852	$3,341